UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2023
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Douglas Devine Resignation

On March 10, 2023, iRhythm Technologies, Inc. (the “Company”) announced that, in conjunction with its business transformation, Douglas Devine resigned from his position as Chief Operating Officer of the Company (the “Separation Date”). In connection with his resignation, Mr. Devine and the Company have entered into the Consulting Agreement (as defined below) pursuant to which Mr. Devine will assist with the transition of his role and consult for the Company as an executive advisor following his resignation through July 3, 2024.

In connection with his resignation, Mr. Devine and the Company entered into a Resignation and Release of Claims (the “Resignation and Release Agreement”) and a consulting agreement (the “Consulting Agreement”) pursuant to which, if the Resignation and Release Agreement becomes effective pursuant to its terms, Mr. Devine shall receive (i) his base salary and continued standard benefits through the Separation Date, (ii) cash severance payments equivalent to his base salary on the Separation Date for 12 months following the Separation Date payable in accordance with the Company’s standard payroll practices, (iii) premium payments for continued healthcare coverage for 12 months following the Separation Date, (iv) a cash payment equal to $69,000 as a severance bonus, and (v) during the term of the Consulting Agreement, continued vesting of any outstanding restricted stock units and performance restricted stock units held by Mr. Devine as of the Separation Date.

The foregoing summary of the Resignation and Release Agreement and the Consulting Agreement (which is attached as Exhibit A to the Resignation and Release Agreement) does not purport to be complete and is subject to, and qualified in its entirety by, the Resignation and Release Agreement and the Consulting Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2023.

Management Reorganization

On March 10, 2023, the Company announced that Daniel Wilson’s role will change from the Company’s Executive Vice President of Corporate Strategy, Corporate Development and Investor Relations to Executive Vice President of Corporate Development and Investor Relations effective March 10, 2023.

Item 7.01. Regulation FD Disclosure

Financial Guidance for 2023

On March 15, 2023, the Company reaffirmed its financial guidance for the fiscal year 2023. The Company expects revenue for the fiscal year 2023 to grow approximately 16% to 18% compared to prior year results, ranging from $475 million to $485 million. The Company expects gross margin for the fiscal year 2023 to range from 69% to 70%. Adjusted EBITDA margin for the full year 2023 is expected to range from approximately negative 0.5% to 0.5% of revenues.

Use of Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this Current Report on Form 8-K, including adjusted EBITDA. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We have not reconciled our adjusted EBITDA estimates for full year 2023 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, and transformation costs.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: March 15, 2023	By:	/s/ Brice Bobzien
Brice Bobzien
Chief Financial Officer